EXHIBIT 10.31

EMPLOYMENT AGREEMENT

This employment agreement (the “Employment Agreement”) is made as of the 6th day of January, 2011, between THERAGENICS CORPORATION, a Delaware Corporation (the “Company”), and Joseph Plante (the “Employee”).

INTRODUCTION

The Company and the Employee desire to enter into an employment agreement setting forth the terms and conditions of the Employee’s employment.

NOW THEREFORE, the parties agree as follows:

1.           Definitions

(a)           “Affiliate” means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company, including NeedleTech Products, Inc. and Galt Medical Corporation.

(b)           “Applicable Period” means the period of the Employee’s employment hereunder and for one (1) year after termination of his employment with the Company.

(c)           “Area” means the United States.

(d)           “Board of Directors” means the Board of Directors of the Company.

(e)           “Business of the Company” means any business that involves the manufacture, production, sale, marketing, promotion, exploitation, development and distribution of products, planned products or products being designed or developed by the Company or any of its subsidiaries at any time during the period of the Employee’s employment under this Agreement.

(f)           “Cause” means the occurrence of any of the following events: (i)  unsatisfactory performance that continues to be unsatisfactory after notice of the nature of the deficiencies; (ii) conduct by the Employee that amounts to willful misconduct or gross negligence; (iii) a material violation of the Company Code of Conduct and/or any written Company policy, procedure or standard of conduct, as determined in the discretion of the Company;  (iv) any act by the Employee of fraud, misappropriation, dishonesty or embezzlement against the Company or an Affiliate; (v) commission by the Employee of a felony or any other crime involving dishonesty; (vi) commission by the Employee of actions that are immoral, whether or not such actions are illegal, if such actions negatively impacts the Company or the credibility or effectiveness of the Employee in regard to the Employee’s interactions within the Company, the Employee’s standing in the business community, or the Employee’s ability to effectively perform the duties of the Employee’s position; or (vii) a material breach of the Agreement by the Employee.

(g)           “Change in Control” means

(1)           the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such person to own thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Subsection (1), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of Subsection (3) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds thirty-five percent (35%) as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own thirty-five (35%) or more of the Outstanding Company Voting Securities; or

(2)           individuals who as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(3)           the approval by the shareholders of the Company of a reorganization, merger or consolidation or sale of other disposition of all or substantially all of the assets of the Company (“Business Combination”) or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more that 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4)           approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Employee participates in a capacity other than in his capacity as Employee.

(h)           “Common Invention” means any Invention which is conceived by the Employee alone or in a joint effort with others during the period of the Employee’s employment hereunder which (i) may be reasonably expected to be used in a product of the Company, or a product similar to a Company product, (ii) results from work that the Employee has been assigned as part of his duties as an employee of the Company, (iii) is in an area of technology which is the same or substantially related to the areas of technology with which the Employee is involved in the performance of his duties as an employee of the Company, or (iv) is useful, or which the Employee reasonably expects may be useful, in any manufacturing or product design process of the Company.

(i)           “Company Information” means Confidential Information and Trade Secrets as those terms are defined below.

(j)           “Competing Business” means any person, firm, corporation, joint venture or other business entity which is engaged in the Business of the Company within the Area.

(k)           “Confidential Information” means data and information relating to the Business of the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through his relationship to the Company and which has value to the Company and is not generally known to its competitors.  Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise entered the public domain through lawful means.

(l)            “Disability” means the inability of the Employee to perform any of his duties hereunder due to a physical, mental, or emotional impairment, as determined by an independent qualified physician (who may be chosen and engaged by the Company), for a ninety (90) consecutive day period or for an aggregate of one hundred eighty (180) days during any three hundred sixty-five (365) day period (if such periods also surpass the maximum time permitted off under any applicable leave law).

(m)           “Good Reason” means the occurrence of any of the following events which is not corrected by the Company within thirty (30) days after the Employee's written notice to the Company of the same: (i) the nature of the Employee's duties or the scope of his responsibilities are materially modified without the Employee's written consent, (ii)  the Company changes the location of the Employee’s place of employment to more than fifty (50) miles from its present location, or (iv) a material breach of this Agreement by the Company.  The parties acknowledge with respect to (m)(i) that business, duties and responsibilities vary over time.  Clause (m)(i) is intended to apply only to a decrease in duties resulting from a specific and non-agreed upon decision rather than from a gradual, consensual or less significant change.

(n)           “Invention” means any discovery, whether or not patentable, including, but not limited to, any useful process, method, formula, technique, machine, manufacture, composition of matter, algorithm or computer program, as well as improvements thereto, which is new or which the Employee has a reasonable basis to believe may be new.

(o)           “Public Offering” means the offering or sale by the Company of equity securities pursuant to a registration statement filed in accordance with the Securities Act of 1933, as amended, or any comparable law then in effect, and the effective date of any such Public Offering shall be the first day on which the securities covered thereby may lawfully be offered and sold pursuant to such registration statement.

(p)           “Termination Date” means the date which corresponds to the first to occur of (i) the death or Disability of the Employee, (ii) the last day of the Term as provided in Section 4(a) below or (iii) the date set forth in a notice given pursuant to Section 4(b) below.

(q)           “Trade Secrets” means information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  The provisions in this Agreement restricting the use of Trade Secrets shall survive termination of this Agreement for so long as is permitted by the  law of the state of enforcement.

(r)           “Work” means a copyrightable work of authorship, including without limitation, any technical descriptions for products, user’s guides, illustrations, advertising materials, computer programs (including the contents of read only memos) and any contribution to such materials.

2.           Terms and Conditions of Employment.

(a)           Employment.   The Company hereby employs the Employee as its President of NeedleTech Products, Inc. and Galt Medical Corporation and the Employee accepts such employment with the Company in such capacity. The Employee shall report to the Chief Executive Officer of the Company or another corporate officer and shall have such authority and responsibilities and perform such duties as shall reasonably be assigned to the Employee from time to time by the Chief Executive Officer or another designated corporate officer.

(b)           Exclusivity.   Throughout the Employee's employment hereunder, the Employee shall devote substantially all the Employee's time, energy and skill during regular business hours to the performance of the duties of the Employee's employment (vacations and reasonable absences due to illness excepted), shall faithfully and industriously perform such duties, and shall diligently follow and implement all management policies and decisions of the Company.

3.           Compensation.

(a)           Base Salary.   In consideration for the Employee's services hereunder, the Company shall pay to the Employee an annual base salary in the amount of $191,000 initially.  The Employee's annual base salary shall be reviewed periodically by the Company and may be modified from time to time.   The Company shall pay the annual base salary in accordance with the normal payroll payment practices of the Company and subject to such deductions and withholdings as law or policies of the Company require.

(b)           Bonus.   In addition to the annual base salary payable under Section 3(a) hereof, the Employee shall be eligible to participate in bonus programs available to similarly situated employees.  The actual amount of bonus paid annually will be determined based upon the policies and programs of the Company in effect at the time. All bonus programs are discretionary and the Company reserves the right to modify or revoke the bonus programs during the term of the Agreement.  In addition, if the Employee’s employment is terminated for cause under Section 1(f) above and the basis of the for cause termination is subject to the “clawback” provisions set forth in Section 304 of the Sarbanes-Oxley Act of 2002, as interpreted by any regulations in force at the time of the termination, the Company has the right, if it chooses in its discretion to do so, to be repaid by the Employee all or a percentage of the most recent bonus paid to the Employee.  In the event that the “clawback” provisions set forth under the Sarbanes-Oxley Act do not normally apply to the particular position held by Employee, the parties nevertheless agree to apply the same clawback repayment standard and obligation as set forth in the Sarbanes-Oxley Act to this contractual provision.

(c)           Stock Based Compensation.   Stock options or other stock-based compensation may be awarded to the Employee based on the policies and programs of the Company in effect at the time or pursuant to the Company's stock incentive plan.

(d)           Vacation.   The Employee shall be entitled to vacation in accordance with Company policy, but in any event the Employee shall be entitled to no less than four (4) weeks of vacation per year.  Vacation shall be taken at times mutually convenient to the Company and the Employee.

(e)           Memberships.   The Company will reimburse the Employee for one professional membership which has a business related purpose and is approved by the Company.

(f)            Licenses.   The Company will reimburse the Employee for the costs associated with keeping in full force the professional licenses he possessed prior to this contract, provided that the licenses have a business-related purpose.  This benefit shall include two (2) trips per year to attend professional meetings necessary for maintaining the licenses and credentials.

(g)           Financial, Tax and Estate Planning.   The Company will reimburse the Employee for the cost of personal financial, tax, and estate planning and services in an amount not to exceed $1,000 per year from the date hereof.

(h)           Annual Physical.   The Company will pay the expenses associated with an annual physical examination for the Employee.

(i)            Life Insurance.   During the term of this Agreement, the Company will provide the Employee with term life insurance coverage in accordance with its group term life insurance program. Subject to the availability of and Employee’s eligibility for supplemental coverage under the terms of the Company's program, the Company will reimburse the Employee for the cost of premiums under its group term life insurance program for additional optional coverage up to the lesser of an additional $300,000 death benefit or an aggregate death benefit up to $550,000.

(j)            Expenses.   The Employee shall be entitled to be reimbursed in accordance with the policies of the Company, as adopted and amended from time to time, for all reasonable and necessary expenses incurred by the Employee in connection with the performance of the Employee's duties of employment hereunder; provided, however, the Employee shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies adopted by the Company and as required for tax purposes.

(k)           Benefits.   In addition to the benefits payable to the Employee specifically described herein, the Employee shall be entitled to such benefits as generally may be made available to employees of the Company from time to time; provided, however, that nothing contained herein shall require the establishment or continuation of any particular plan or program.

4.           Term, Termination and Termination Payments.

(a)           Term.   The term of this Agreement (the “Term”) shall commence as of the date of this Agreement (the “Commencement Date”) and shall expire on the 1st anniversary of the Commencement Date with automatic extensions for successive additional one-year terms, as provided herein.  Thirty (30) days before the end of the 1st year and thirty (30) days before the end of each year thereafter, the Agreement is extended for an additional one (1)-year period unless either party gives prior notice of termination.  In the event prior notice of termination is given, this Agreement shall terminate at the end of the remaining Term then in effect.

(b)           Termination.   This Agreement and the Employee's employment by the Company hereunder may only be terminated before expiration of the initial one(1)-year Term or prior to the end of an extension year (i) by mutual agreement of the Employee and the Company; (ii) by the Employee with Good Reason upon not less than thirty days’ written prior notice to the Company; (iii) by the Employee without Good Reason upon not less than thirty (30) days’ written prior notice to the Company (iv) by the Company without Cause; (v) by the Company for Cause, or (vi) by the Company or the Employee due to the Disability of the Employee. This Agreement shall also terminate immediately upon the death of the Employee.  Notice of termination by either the Company or the Employee shall be given in writing.

(c)           Effect of Termination.   Upon termination of this Agreement and the Employee's employment hereunder, the Company shall have no further obligation to the Employee or the Employee's estate with respect to this Agreement, except for payment of salary and bonus amounts, if any, accrued pursuant to Section 3(a) or 3(b) hereof and unpaid at the Termination Date, and termination payments, if any, set forth in Section 4(e) or 4(f) hereof, as applicable, subject to the provisions of Section 11 hereof.  Neither Section 4(e) nor 4(f) applies to a termination due to the Employee's Disability or death.  Nothing contained herein shall limit or impinge any other rights or remedies of the Company or the Employee under any other agreement or plan to which the Employee is a party or of which the Employee is a beneficiary.

(d)           Survival.   The covenants of the Employee in Sections 5, 6, 7, 8 and 9 hereof shall survive the termination of this Agreement and the end of Employee's employment hereunder and shall not be extinguished thereby.

(e)           Certain Terminations not in Connection with a Change in Control.   Upon termination of the Employee's employment by the Company without Cause or by the Employee for Good Reason, the Company shall pay Employee his annual base salary at the time of termination of employment for one (1) year after termination of employment.  Payments made under this Section 4(e) shall be paid as a salary continuation.

(f)           Certain Terminations in Connection with a Change in Control. If, within ninety (90) days preceding or within one (1) year following a Change in Control, either the Company terminates the Employee's employment without Cause or the Employee terminates his Employment for Good Reason before notification by the Company to the Employee that the Employee's Employment will be terminated for Cause, the Company shall be obligated to pay the Employee an amount equal to whichever of the following results in the Employee receiving a larger after-tax amount: (i) one (1) times the Employee's annual base salary at the time of termination of employment or (ii) if less than one (1) times the Employee's annual base salary at the time of termination of employment, then the largest amount that could be paid to the Employee, which will not result in a nondeductible “parachute payment” under Section 280G of the Internal Revenue Code.  Such amount shall be paid to the Employee ratably over one (1) year following termination.

(g)          Notwithstanding any other provision hereof, the Company's obligation to pay the severance benefit set forth in Section 4(e) or 4(f), if applicable, will be contingent upon the Employee executing and providing to the Company (and not revoking within the revocation period, if any, provided pursuant to the applicable release agreement) the form of release agreement attached hereto as Exhibit A, which may be altered to some degree by the Company to be appropriate and enforceable.  The Employee shall execute the release within such period as is provided for in the applicable release agreement, following the Company's provision of such release agreement to the Employee in connection with the Employee's termination of employment.

5.             Agreement Not to Compete and Not to Solicit Customers.

(a)           Agreement Not to Compete.   The Employee agrees that commencing on the Commencement Date and continuing through the longer of the Applicable Period or the equivalent period for which severance is being paid, he will not (except on behalf of or with the prior written consent of the Company, which consent may be withheld in Company's sole discretion), within the Area, either directly or indirectly, on the Employee's own behalf, or in the service of or on behalf of others, engage in or provide services of a similar type or nature as he performed for the Company to any Competing Business.  For purposes of this Section 5, the Employee acknowledges and agrees that the Business of the Company is conducted in the Area and that the Area is a reasonable geographic limitation.

(b)           Agreement Not to Solicit Customers.  The Employee further agrees that beginning on the Commencement Date and for a two (2) year period following the Termination Date  within the Area, he will not, directly or indirectly, on his own behalf, or on behalf of any third party, entity or business, divert, solicit, or attempt to divert or solicit any individual or entity (a) who is a Customer of  Company at any time during the two year period prior to the termination of Employment, or that was within such period actively sought by Company as a prospective Customer, and (b) with whom Employee had material contact on Company’s behalf.  For purposes of this Agreement, “material contact” exists between Employee and each Customer or actively sought prospective Customer (i) with whom Employee dealt on behalf of Company; (ii) whose dealings with Company were coordinated or supervised by Employee; or (iii) about whom Employee obtained Confidential Information in the course of Employee’s providing services to Company.  For purposes of this Agreement, “Customer” means any individual or entity from whom the Employee has solicited sales, provided targeted marketing or other services, and/or whom the Employee has identified as a potential customer as part of any long-term or strategic plan, as well as any entity employing or made up in part of an individual who was the recipient (whether directly or indirectly through another entity) of Company’s products or services.

6.           Agreement Not to Solicit Employees.

The Employee agrees that commencing on the Commencement Date and continuing for a two (2) year period following the Termination Date, he will not, either directly or indirectly, on the Employee's own behalf or in the service of or on behalf of others, solicit, divert or hire, or attempt to solicit, divert or hire, to any Competing Business in the Area any person employed by the Company or an Affiliate that he supervised, hired or had meaningful business contact with/on behalf of the Company, whether or not such employee is a full-time employee or a temporary employee of the Company or an Affiliate and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

7.           Ownership and Protection of Proprietary Information.

(a)           Confidentiality.   All Company Information received or developed by the Employee while employed by the Company is confidential to and will remain the sole and exclusive property of the Company.  Except to the extent necessary to perform the duties assigned to him by the Company, the Employee will hold such Company Information in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate Company Information or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Company Information disclosed to or developed by the Employee to lose its character or cease to qualify as Confidential Information or Trade Secrets.

(b)           Return of Company Property.   Upon request by the Company, and in any event upon termination of the employment of the Employee with the Company for any reason, the Employee will promptly deliver to the Company all property belonging to the Company, including, without limitation and including electronic property of any type, all Company Information (and all embodiments thereof) then in the Employee's custody, control or possession.

(c)           Protection of Confidential Information. Employee agrees that: (i) he will protect all Company Information from disclosure and will in no event take any action causing any Company Information to lose its character as Company Information, or fail to take the action necessary in order to prevent any Company Information from losing its status as Company Information; and (ii) he will not, directly or indirectly, use, publish, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of Company, which may be withheld in the Company’s absolute discretion.

(d)           Survival.  The restrictions on Employee’s use or disclosure of all Company Information, as set forth in this section, shall survive for a period of two (2) years following the execution of this Agreement, and with respect to Trade Secrets shall survive beyond such two (2) year period for so long as such information qualifies as a Trade Secret by the law of the applicable state.

8.           Inventions.

(a)           Company Inventions.   The Employee agrees that all Company Inventions conceived or first reduced to practice by the Employee during the Term of this Agreement, and all patent rights and copyrights to such Company Inventions shall become and remain the property of the Company, and the Employee hereby irrevocably assigns to the Company all of his rights to all Company Inventions.   If the Employee conceives an Invention during the Term of this Agreement for which there is a reasonable basis to believe that the conceived Invention is a Company Invention, the Employee shall promptly provide a written description of the conceived Invention to the Company adequate to allow evaluation thereof for a determination by the Company as to whether the Invention is a Company Invention.  Notwithstanding the foregoing, the provisions of this Section 8(a) shall not apply to any Invention that the Employee may develop without using the Company's equipment, supplies, facilities, or trade secret information, except for any Inventions that either (i) relate at the time of conception or reduction to practice of the Invention to the Business of the Company, or to actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by the Employee for the Company.

(b)           Prior Inventions.   If prior to the Commencement Date the Employee conceived any Invention or acquired any ownership interest in any Invention which (i) is the property of the Employee, or of which the Employee is a joint owner with another person or entity, (ii) is not described in any issued patent as of the Commencement Date, and (iii) would be a Company Invention if such Invention were made during the Term of this Agreement, then (A) with respect to any such Invention described in Exhibit B attached hereto, the Employee hereby agrees that such written description (but no rights to the Invention) is and shall remain the property of the Company and (B) with respect to any such Invention not described in Exhibit B attached hereto, the Employee hereby grants to the Company a nonexclusive, paid up, royalty-free license to use and practice such Invention, including a license under all patents to issue in any country which pertain to such Invention.

(c)           Prior Patents.   The Employee represents to the Company that the Employee owns no patents or copyrights, individually or jointly with others, except those described in Exhibit B attached hereto.

(d)           Patent Applications.   The Employee agrees that should the Company elect to file an application for patent protection, either in the United States or in any foreign country, on a Company Invention of which the Employee was an inventor, the Employee will execute all necessary truthful papers, including formal assignments to the Company relating to such patent applications.  The Employee further agrees to cooperate with any attorneys or other persons designated by the Company by explaining the nature of any Company Invention for which the Company expects to file an application for patent protection, reviewing applications and other papers and providing any other cooperation reasonably required for orderly prosecution of such patent applications.  Provided, however, that if the Employee is required to provide such assistance after he has left employment with the Company, the Company shall pay the Employee an hourly rate for his assistance, which shall be determined by converting the Employee's then current annual salary into an hourly rate of pay.  The Company shall be responsible for all expenses incurred for the preparation and prosecution of all patent applications on Company Inventions filed by the Company.

9.           Copyrights.

(a)           Ownership and Assignment. The Employee acknowledges and agrees that any Works created by the Employee in the course of his employment hereunder are subject to the “Work for Hire” provisions contained in Sections 101 and 201 of the United States Copyright Law, Title 17 of the United States Code, and that all right, title and interest to copyrights in all Works which have been or will be prepared by the Employee within the scope of his employment hereunder shall be the property of the Company.  The Employee further acknowledges and agrees that, to the extent the provisions of Title 17 of the United States Code do not vest in the Company the copyrights to any Works, the Employee will assign and hereby does assign to the Company all right, title and interest to copyrights which the Employee may have in such Works.

(b)           Registration.  The Employee agrees to disclose to the Company all Works referred to in the immediately preceding paragraph and execute and deliver all applications for registration, registrations, and other documents relating to the copyrights to the Works and provide such additional assistance, as the Company may deem necessary and desirable to secure the Company's title to the copyrights in the Works.  The Company shall be responsible for all expenses incurred in connection with the registration of all such copyrights.

(c)           Prior Works.  The Employee claims no ownership rights in any Works, except as described in Exhibit B attached hereto.

10.           Contracts or Other Agreements with Former Employer or Business.

The Employee hereby represents and warrants that he is not subject to any employment agreement or similar document, except as previously disclosed and delivered to the Company, with a former employer or any business with which the Employee has been associated, which on its face prohibits the Employee during a period of time that extends through the Commencement Date from any of the following: (i) competing with, or in any way participating in a business which competes with the Employee's former employer or business; (ii) soliciting personnel of such former employer or business to leave such former employer's employment or to leave such business; or (iii) soliciting customers of such former employer or business on behalf of another business.  The Employee hereby further represents and warrants that he has not executed any agreement with any other party which, on its face, purports to require the Employee to assign any Work or any Invention created, conceived or first reduced to practice by the Employee during a period of time which extends through the Commencement Date except as previously disclosed in writing to the Company.  If employee has such an agreement, Employee must have disclosed that fact and discussed with the Company the implications of the fact prior to signing this Agreement.

11.           Remedies.

(a)           The Employee agrees that the covenants and agreements contained in Sections 5, 6, 7, 8 and 9 hereof are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of the Company and the Business of the Company; that the Company is engaged in and throughout the Area in the Business of the Company; that the Employee has access to and knowledge of the Company’s business and financial plans; that irreparable loss and damage will be suffered by the Company should the Employee breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that, in addition to other remedies available to it, the Company shall be entitled to specific performance of this Agreement and to both temporary and permanent injunctions to prevent a breach or contemplated breach by the Employee of any of such covenants or agreements.

(b)           In addition to any other rights the Company may have pursuant to this Agreement, if Employee engages in or provides managerial,  supervisory, sales, marketing, financial, management information, administrative or consulting services or assistance (collectively “Prohibited Services”) to, or owns (other than ownership of less than five percent (5%) of the outstanding voting securities of an entity whose voting securities are traded on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System) a beneficial or legal interest in, any Competing Business within the Area during the Applicable Period, Employee will forfeit any amounts owed to Employee under Section 4(e) or 4(f), as applicable, which have not been paid to Employee by the Company and Employee shall immediately repay to the Company all amounts previously paid to Employee pursuant to Section 4(e) or 4(f), as applicable.

12.           No Set-Off.

The existence of any claim, demand, action or cause of action by the Employee against the Company, or any Affiliate of the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of its rights hereunder.  The existence of any claim, demand, action or cause of action by the Company against the Employee, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employee of any of his rights hereunder.

13.           Notice.

All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another):

If to the Company:                             Theragenics Corporation
5203 Bristol Industrial Way
Atlanta, Georgia 30518
Attn:   Chief Executive Officer

If to the Employee:                             Joseph Plante
Most recent address on file

Notices delivered in person shall be effective on the date of delivery.  Notices delivered by mail as aforesaid shall be effective upon the third calendar day subsequent to the postmark date hereof.  Notices made electronically shall be effective on the day they are made.

14.           Miscellaneous.

(a)           Assignment.   Neither this Agreement nor any right of the parties hereunder may be assigned or delegated by any party hereto without the prior written consent of the other party.

(b)           Waiver.   The waiver by the Company of any breach of this Agreement by the Employee shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

(c)           Arbitration.   Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be adjudicated through binding arbitration before a single arbitrator.  However the provisions of this Section will not prevent the Company from instituting an action in a court of law under this Agreement for specific performance of this Agreement or temporary or permanent injunctive relief as provided in Section 11 hereof.  The parties hereto agree that the exclusive venue for any such lawsuit will be Fulton County, Georgia and the Employee consents to the exercise of personal jurisdiction by the Superior Court of Fulton County for the purposes of such lawsuit unless applicable law requires otherwise.

Any party who desires to submit a claim to arbitration in accordance with this Section shall file its demand for arbitration with JAMS or another arbitration service agreed to by both parties within thirty (30) days of the event or incident giving rise to the claim.  A copy of said demand shall be served on the other party in accordance with the notice provisions in Section 13 of this Agreement. The parties agree that they shall attempt in good faith to select an arbitrator by mutual agreement within twenty (20) days after the responding party's receipt of the demand for arbitration.  If the parties do not agree on the selection of an arbitrator within that timeframe, the selection shall be made pursuant to the rules maintained by JAMS.  The Company will pay and be financially responsible for the costs of filing for arbitration and the cost of the arbitrator incurred by the Employee (or the Employee's estate in the event of his death) in connection with the dispute, but not other costs, expenses, expert witness fees or attorneys’ fees of the Employee.  Any award rendered by the arbitrator shall be accompanied by a written opinion providing the reasons for the award.  Discovery under this provision shall be governed by the rules of JAMS, except that depositions shall be limited to no more than six (6) hours unless otherwise agreed to by both parties,

By the Company:                          /s/ MCJ (a Company officer should initial here)

By Employee:                                /s/ JP (Employee should initial here)

The arbitrator's award shall be final and non-appealable except to the extent permitted by the Federal Arbitration Act.  Nothing in this Subsection shall prevent the parties from settling any dispute or controversy by mutual agreement at any time.

(d)           Applicable Law.   This Agreement shall be construed and enforced under and in accordance with the laws of the State of Massachusetts.

(e)           Entire Agreement.   This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all earlier written or oral agreements.

(f)           Amendment.   This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.  However, the parties agree that if new legislation is enacted and becomes effective, and such legislation requires that one or more parts of this Agreement be amended, the parties will act in accordance with the law and interpret this Agreement accordingly.

(g)           Severability.   Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.

(h)           Captions and Section Headings. Except as set forth in Section 1 hereof, captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

IN WITNESS WHEREOF, the Company and the Employee have each executed and delivered this Agreement as of the date first shown above.

THE COMPANY:

THERAGENICS CORPORATION

By: /s/ M. Christine Jacobs

Title: Chief Executive Officer

EMPLOYEE:

/s/ Joseph Plante
Joseph Plante

EXHIBIT A

FINAL SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is made and entered into between _____________________ (“Employee”) and Theragenics Corporation (“Theragenics”) (collectively, the “Parties”) as of _____________, 20___.

1.           CONCLUSION OF RELATIONSHIP.  The Parties have fully and finally ended their relationship effective _____________, 20____.

2.           CONSIDERATION.  As set forth in Paragraph 4(e) of the Employment Agreement, Employee will receive consideration in the form of ____________________ [to be completed as appropriate under the circumstances].  All payments will be made pursuant to Theragenics normal payroll practices and will be subject to all applicable withholdings.

3.           NO OBLIGATION.  Employee agrees and understands that the consideration described in Paragraph 2 above is not required by Theragenics’ policies and procedures.

4.           FULL AND FINAL RELEASE.  In consideration of Theragenics’ decision to enter this Agreement, Employee, for himself, his attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges Theragenics, all subsidiary and/or affiliated companies (including but not limited to [name of applicable entity]), as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as “Theragenics”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, known or unknown, of any and every nature whatsoever, as a result of actions or omissions occurring through the effective date of this Agreement.  Specifically included in this waiver and release are, among other things, any and all claims arising from Employee’s prior employment or otherwise under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act,  any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, malicious prosecution, abuse of process, breach of contract, fraud, or any other unlawful behavior, the existence of which is specifically denied by Theragenics.  [Note: state law additions may be required in Massachusetts and Oregon.  Please check before using.]

5.           NO OTHER CLAIMS.  Employee represents that he has not filed, nor assigned to others the right to file, nor are there currently pending, any complaints or lawsuits against Theragenics in any court, and that he will not file, nor assign to others the right to file, or make any further claims against Theragenics at any time for actions or omissions covered by the release in Paragraph 4 above.  However, nothing in this Agreement prevents Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by any federal, state or local agency charged with the enforcement of any employment laws, although by signing this release Employee is waiving rights to individual relief based on claims asserted in such a charge or complaint.

6.           NON-DISPARAGEMENT.  Employee agrees that he has not and will not make statements to clients, customers and suppliers of Theragenics or to other members of the public that are in any way disparaging or negative towards Theragenics, Theragenics’ products or services, or Theragenics’ representatives or employees.

7.           NON-ADMISSION OF LIABILITY OR WRONGFUL CONDUCT.  This Agreement shall not be construed as an admission by Theragenics of any liability or acts of wrongdoing or discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or discrimination.

8.           COMPLETE TERMINATION OF EMPLOYMENT.  Employee and Theragenics agree as a matter of intent that, except for vested pension or 401(k) benefits,  this Agreement terminates all aspects of the employment relationship between them for all time.  Employee therefore acknowledges that he does not and will not seek reinstatement, future employment, or return to active employment status with Theragenics or any subsidiary or affiliated companies.  Employee further acknowledges that neither Theragenics nor any subsidiary or affiliated company shall be under any obligation whatsoever to consider him for reinstatement, employment, re-employment, consulting or other similar status at any time.

Employee agrees to cooperate with Theragenics regarding any pending or subsequently filed litigation, claims, or other dispute items involving Theragenics that relate to matters within the knowledge or responsibility of Employee during his employment.  Without limiting the foregoing, Employee agrees (i) to meet with Theragenics representatives, its counsel, or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide Theragenics with notice of contact by any adverse party or such adverse party’s representative except as may be required by law.  Theragenics will reimburse Employee for all reasonable expenses in connection with the cooperation described in this paragraph.

9.           CONFIDENTIALITY.  The nature and terms of this Agreement are strictly confidential and they have not been and shall not be disclosed by Employee at any time to any person other than his lawyer, his accountant, a governmental agency or his immediate family without the prior written consent of an officer of Theragenics, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or pursuant to court order after reasonable notice to Theragenics.

10.           SEVERABILITY.  The provisions of this Agreement are severable, and if any part of this Agreement except Paragraph 4 or 5 is found by a court of law to be unenforceable, the remainder of the Agreement will continue to be valid and effective.  If Paragraph 4 or 5 is found by a court of competent jurisdiction to be unenforceable, the parties agree to seek a determination by the court as to the rights of the parties, including whether Employee is entitled under those circumstances and the relevant law to retain the benefits paid to him under the Agreement.

11.           NO OTHER PROMISES.  Employee affirms that the only consideration for him signing this Agreement is that set forth in Paragraph 2, that no other promise or agreement of any kind has been made to or with him by any person or entity to cause him to execute this document, and that he fully understands the meaning and intent of this Agreement, including but not limited to its final and binding effect.

12.           ADVICE OF COUNSEL AND EFFECTIVE DATE.  Employee acknowledges that he has been advised by Theragenics to consult with an attorney in regard to this Agreement.  Employee further acknowledges that he has been given twenty-one days from the time that he receives this Agreement to consider whether to sign it.  If Employee signs this Agreement before the end of this twenty-one day period, it is because he freely chose to do so after carefully considering its terms.  Finally, Employee shall have seven days from the date he signs this Agreement to change his mind and revoke the Agreement.  If Employee does not revoke this Agreement within seven days of his signing, this Agreement will become final, binding and effective on the day following such seven-day period.

13.           LEGALLY BINDING AGREEMENT.  Employee understands and acknowledges (1) that this is a legally binding release; (2) that by signing this Agreement, he is hereafter barred from instituting claims against Theragenics in the manner and to the extent set forth above; and (3) that this Agreement is final and binding.

Date:________________________	_________________________________
[name] For: Theragenics Corporation

Date:________________________	By:_______________________________
[insert name]
[insert title]

Exhibit B

Inventions, Patents and Copyrights

1.             Previously Conceived Inventions
[DESCRIBE ANY INVENTIONS WHICH THE EMPLOYEE DEVELOPED OR IN WHICH THE EMPLOYEE HAS AN OWNERSHIP INTEREST. IF NONE, INSERT “NONE”.

Note: With respect to any such Inventions not described herein, the Company shall have a nonexclusive, paid up, royalty-free license to use and practice such Invention, including a license under all patents to issue in any country which pertain to such Invention.]

2.             Patents
[LIST OR DESCRIBE ALL PATENTS WHICH THE EMPLOYEE OWNS INDIVIDUALLY, WITH OTHERS, OR FOR WHICH APPLICATIONS ARE PENDING.  IF NONE, INSERT “NONE”.]

3.             Copyrights
[DESCRIBE ANY WORKS FOR WHICH THE EMPLOYEE CLAIMS THE COPYRIGHT EITHER INDIVIDUALLY OR WITH OTHERS.  IF NONE,
INSERT “NONE”.]